EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Directors Equity Incentive Plan of our report dated March 30, 2012, relating to the consolidated statement of financial position for Georgia-Carolina Bancshares, Inc. and subsidiary as of December 31, 2011, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended which is filed with the Securities and Exchange Commission.

/s/ Cherry Bekaert LLP (formerly Cherry, Bekaert & Holland, L.L.P.)

Augusta, Georgia

August 2, 2013